Filed Pursuant to Rule 424(b)(2)
Registration Number 333-221336

Pricing Supplement No. 26 to Prospectus Supplement and Prospectus dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) Medium-Term Note Program, Series F

ELEMENTSSM

Linked to ICE BofAML Commodity index eXtra (GRains)—Total Return

Due February 14, 2023

The ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)—Total Return due February 14, 2023 (the “Securities”) do not guarantee any return of principal at maturity and do not pay any interest during their term. Instead, you will receive a cash payment at maturity or upon repurchase by SEK based on the performance of the ICE BofAML Commodity index eXtra (GRains)—Total Return less an investor fee.  The Securities have been continuously offered to the public since February 5, 2008. Prior to January 30, 2009 they were offered to the public pursuant to Pricing Supplement No. 117 to the Prospectus and Prospectus Supplement dated January 30, 2006 relating to SEK’s Medium-Term Notes, Series D (Commission file No.333-131369).  From January 30, 2009 to, but excluding, July 24 ,2012,they were offered to the public pursuant to Pricing Supplement No. 37 to the Prospectus and Prospectus Supplement dated December 15, 2008relating to SEK’s Medium-Term Notes, Series E (Commission file No.333-156118).  From July 24, 2012 to, but excluding November 13, 2014, they were offered to the public pursuant to Pricing Supplement No. 7to the Prospectus and Prospectus Supplement dated November 28, 2011 relating to SEK’s Medium-Term Notes, Series F (Commission file No.333-178202).  From November 13, 2014 to, but excluding, January 28, 2016,they were offered to the public solely pursuant to Pricing Supplement No. 7 to the Prospectus and Prospectus Supplement dated November 3, 2014relating to SEK’s Medium-Term Notes, Series F (Commission file No.333-199784).  From January 28, 2016 to, but excluding, November 3, 2017, they were offered to the public solely pursuant to Pricing Supplement No. 7 to the Prospectus, Prospectus Supplement dated November 3,2014 and Prospectus Addendum dated January 28,2016 relating to SEK’s Medium-Term Notes, Series F (Commission file No.333-199784). From November 3, 2017 to, but excluding the date hereof, they were offered to the public solely pursuant to Pricing Supplement No. 1 to the Prospectus and Prospectus Supplement dated November 3, 2017 relating to SEK’s Medium-Term Notes, Series F (Commission file No. 333-221336).  As of the date hereof, they shall be offered to the public solely pursuant to this Pricing Supplement No. 26 dated May 14, 2019 to the Prospectus and Prospectus Supplement dated November 3, 2017 relating to SEK’s Medium-Term Notes, Series F (Commission file No.333-221336).  Securities is sued to date have been issued as Medium-Term Notes, Series D, Series E or Series F.  Securities issued hereafter will be issued as Medium-Term Notes, Series F.  The Securities are senior unsecured debt securities of the issuer and are not savings accounts, deposits, or other obligations of a bank. The Securities are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Sweden, or any other jurisdiction, nor are they obligations of the Kingdom of Sweden.  All payments on the Securities are subject to the credit risk of the issuer.

The principal terms of the Securities are as follows:

Issuer: Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”).

Underlying Index: There turn on the Securities is linked to the performance of the ICE BofAML Commodity index eXtra (GRains)—Total Return (Bloomberg symbol: MLCXGRTR) (the “Index”). The Index is designed to provide a benchmark for the grains sector and for investment in commodities as an asset class.  The Index comprises futures contracts (each an “Index Component”) on four physical commodities:  corn, soybeans, soybean meal and wheat (each an “Index Commodity”).The Index is a total return index; thus it is designed to reflect the performance of a fully collateralized investment in the Index Components.

Payment at Maturity: If your Securities have not previously been repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor on the final valuation date times the fee factor on the final valuation date.

Secondary Market: The Securities have been approved for listing, and are currently trading, on the NYSE Arca under the ticker symbol “GRU”. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

Subject to the requirements described below, you may offer $5,000,000 principal amount or more of your Securities to SEK for repurchase during the term of the Securities on a weekly repurchase date which began on January 28, 2008.  If you elect to offer your Securities for repurchase, and the requirements for acceptance by SEK are met, you will receive a cash payment in an amount equal to the weekly repurchase value, which is the principal amount of your Securities to be repurchased times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Repurchase Mechanics:  You may offer your Securities to SEK for repurchase during the term of the Securities. To offer your Securities for repurchase on a repurchase date, you and your broker must deliver an irrevocable offer for repurchase to BofA Securities, Inc. (“BofAS”) no later than 5:00 p.m., New York City, time on the fifth scheduled business day prior to the applicable valuation date and follow the procedures set forth under “Specific Terms of the Securities — Repurchase Procedures”. If you fail to comply with these procedures, your offer will be deemed ineffective and SEK will not be obligated to repurchase your Securities.  Any offers for repurchase will be irrevocable.  Also, unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be January 30, 2023.

Valuation Date: Valuation date means each Tuesday from May 13, 2008 to February 7, 2023 inclusive.  We refer to Tuesday, Tuesday, February 7, 2023, as the “final valuation date”.  If there is a market disruption event occurring on a valuation date, such valuation date, including the final valuation date, may be postponed as provided herein.

Repurchase Date: A repurchase date is the fourth business day following a valuation date.  Unless the scheduled repurchase date is postponed due to a market disruption event as described herein, the final day on which SEK will repurchase your Securities will be January 30, 2023.

Inception Date: February 5, 2008.

Initial Settlement Date:  February 14, 2008.

Index Factor: The index factor on any given day, other than the final valuation date, will be equal to the closing value of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is equal to 146.17. This represents an adjusted level of the Index on the inception  date due to a market disruption event (as described herein) with respect to the futures contract on wheat, an Index Component. The initial index level was determined by reference to the values of the Index Components unaffected by the market disruption event on the inception date and by reference to the value of the wheat futures contract on February 11, 2008, the first trading day after the inception date on which there was no market disruption event occurring with respect to that futures contract.

(cover continued on next page)

BofA Merrill Lynch

As Agent for

Pricing Supplement dated May 14, 2019

ELEMENTSSM and  are service marks of Bank of America Corporation.

(continued from previous page)

Fee Factor: The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the value of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the value of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

Trading Day: A trading day is a day on which (i) the value of the Index is calculated and published, (ii) trading is generally conducted on the New York Stock Exchange, the Nasdaq Stock Market and the NYSE Alternext US and (iii) trading is generally conducted on the markets on which the futures contracts underlying the Index are traded, in each case as determined by the calculation agent in its sole discretion.

Business Day: A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or Stockholm, Sweden generally are authorized or obligated by law, regulation or executive order to close.

CUSIP Number:  870297215

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch Pierce Fenner & Smith Incorporated (“MLPF&S”), an affiliate of BofAS, and Nuveen Investments, acting as our agents, sold Securities, on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount of $10.00 each.  Additional Securities have been sold since the inception date and may in the future be offered and sold from time to time through the agent named on the cover page and one or more dealers.  We have received and will receive in the future proceeds equal to 100% of the offering price of Securities sold after the inception date.  As of May 10, 2019 there were an aggregate of 1,026,000 Securities issued and outstanding.

The agent named on the cover of this pricing supplement and any dealer in the initial and any subsequent distribution is expected to charge normal commissions for the purchase of the Securities.  BofAS, a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), will receive the investor fee.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

As discussed below under “Supplemental Plan of Distribution”, the business of MLPF&S has been reorganized into two affiliated broker-dealers.  Effective May 13, 2019 (the “Transfer Date”), BofAS is the new legal entity for the institutional services that had previously been provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as selling agent for the Securities, acting as calculation agent for the Securities, acting as principal or agent in secondary market-making transactions for the Securities and entering into hedging arrangements with respect to the Securities, are being provided by BofAS.

PRIIPs Regulation / Prospectus Directive / Prohibition of sales to EEA retail investors.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.

PRICING SUPPLEMENT

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)— Total Return due February 14, 2023 (the “Securities”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Securities.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. References to the “prospectus” mean our accompanying prospectus, dated November 3, 2017 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated November 3, 2017 which supplements the prospectus.

We have since the inception date and may in the future, without your consent, create and issue securities having the same terms and conditions as the Securities. We may consolidate the additional securities to form a single class with the outstanding Securities.

This section summarizes the following aspects of the Securities:

•                       What are the Securities and how do they work?

•                       How do you sell your Securities?

•                       How do you offer your Securities for repurchase by SEK?

•                       What are some of the risks of the Securities?

•                       Is this the right investment for you?

•                       What are the tax consequences?

•                       How do you calculate the payment on the Securities?

What Are the Securities and How Do They Work?

The Securities are medium-term notes that are uncollateralized debt securities and are linked to the performance of the ICE BofAML Commodity index eXtra (GRains)— Total Return (the “Index”). The Securities will be issued in denominations of $10 stated principal amount.

The return on the Securities is linked to the performance of the ICE BofAML Commodity index eXtra (GRains)—Total Return (Bloomberg symbol: MLCXGRTR) (the “Index”). The Index was created by Merrill Lynch Commodities, Inc. (“MLCI”) in conjunction with Merrill Lynch, Pierce, Fenner and Smith Limited in 2006 and is designed to provide a benchmark for the grains sector and for investment in commodities as an asset class.  Since the sale of the Index to Intercontinental Exchange (“ICE”) on October 22, 2017, ICE has served as the administrator (in such capacity, “Index Administrator) of the index. The Index comprises futures contracts (each an “Index Component”) on four physical commodities: corn, soybeans, soybean meal and wheat (each an “Index Commodity”). The Index is a total return index; thus it is designed to reflect the performance of a fully collateralized investment in the Index Components.

If your Securities have not been previously repurchased by SEK at your election, at maturity you will receive a cash payment equal to the principal amount of your Securities times the index factor determined on the final valuation date times the fee factor on the final valuation date. Prior to maturity, you may, subject to certain restrictions, offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities, provided that you offer at least $5,000,000 principal amount of Securities for repurchase and follow the procedures as described below.

If you choose to offer your Securities for repurchase on a repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the index for the five trading days prior to and including the final valuation date divided by the initial index level.

The initial index level is equal to 146.17. This represents an adjusted level of the Index on the inception date due to a market disruption event (as described herein) with respect to the futures contract on wheat, an Index Component. The initial index level was determined by reference to the values of the Index Components unaffected by the market disruption event on the inception date and by reference to the value of the wheat futures contract on February 11, 2008, the first trading day after the inception date on which there was no market disruption event occurring with respect to that futures contract.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A repurchase date is the fourth business day following a valuation date.  A valuation date is each Tuesday from May 13, 2008 to February 7, 2023 inclusive or, if such date is not a trading day, the next succeeding trading day. Unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be January 30, 2023.  The weekly scheduled valuation date may be postponed due to a market disruption event with respect to an Index Component up to four scheduled trading days. If postponement of a valuation date due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days.  If a market disruption event with respect to an Index Component causes the postponement of the valuation date for more than four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the value of such affected Index Component determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date, which will be the weekly valuation date, as postponed.

We will not pay you interest during the term of the Securities.

For a further description of how your payment at maturity, or upon repurchase of your Securities by SEK, will be calculated, see — “How Do You Calculate the Payment on the Securities? — Hypothetical Examples” below and “Specific Terms of the Securities” in this pricing supplement.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase by SEK. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase by SEK.

How Do You Sell Your Securities?

The Securities have been approved for listing, and are currently trading, on the NYSE Arca. If an active secondary market in the Securities develops, we expect that investors will purchase and sell the Securities primarily in this secondary market.

How Do You Offer Your Securities for Repurchase by SEK?

If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•                       your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to BofAS by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date.  You must offer $5,000,000 principal amount or more of your Securities for repurchase by SEK on any repurchase date. BofAS must acknowledge receipt from your broker in order for your offer to be effective;

•                       your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing BofAS; and

•                       your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If BofAS does not receive your offer to repurchase by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your notice will not be effective and we will not accept your offer to repurchase your Securities on the applicable repurchase date.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

What Are Some of the Risks of the Securities?

An investment in the Securities involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•                       Uncertain Principal Repayment — If the level of the Index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to your Securities, you will receive less than your original investment in the Securities.

•                       Commodity Market Risk — The return on the Securities is linked to the performance of the Index which, in turn, is linked to the prices of the Index Components. Commodity futures prices may change unpredictably, affecting the level of the Index Components and, consequently, the value of your Securities in unforeseeable ways.

•                       Concentrated Investment Risk — The Index Components are concentrated in  agricultural commodities in general and in grains in particular. Your investment may therefore carry risks similar to a concentrated securities investment in the grains sector.

•                       No Interest Payments — You will not receive any periodic interest payments on the Securities.

•                       A Trading Market for the Securities May Not Develop — Although the Securities have been approved for listing, and are currently trading, on the NYSE Arca, a trading market for your Securities may not develop. We are not required to maintain any listing of the Securities on the NYSE Arca or any other exchange.

•                       SEK May Stop Issuing or Selling the Securities — SEK may stop issuing the Securities at any time. Any discontinuance of sales could give rise to distortions in the market for the Securities, resulting in the Securities trading at a significant premium, and price volatility. If you purchase the Securities when they are trading at a premium, and that premium decreases or is eliminated at the time you wish to sell your Securities, you could incur a significant loss in connection with that sale.

•                       The Intraday Indicative Value is not the Same as the Trading or Closing Price of the Securities — The intraday or closing indicative value of the Securities is not the same as their trading price on the NYSE, the payment to you upon repurchase or the payment at maturity. The intraday indicative value is our approximation of the valuation of the Securities, calculated as described in “Valuation of the Securities — Indicative Value.” The intraday indicative value may be higher, lower or equal to the Securities’ trading price on the NYSE, the payment to you upon repurchase or the payment at maturity.

•                       Restrictions on repurchases by SEK — You must offer at least $5,000,000 principal amount of Securities to SEK for your offer for repurchase to be considered.

•                       Your Offer for Repurchase Is Irrevocable — You will not be able to rescind your offer for repurchase after it is received by BofAS, so you will be exposed to market risk in the event market conditions change after BofAS receives your offer.

•                       You Will Not Know the Weekly Repurchase Value at the Time You Offer the Securities for Repurchase — Your offer to repurchase the Securities must be submitted on the fifth scheduled business day prior to the applicable valuation date. The weekly repurchase value of the Securities may decrease between the business day on which you submit your offer to repurchase and the relevant valuation date.

Is This the Right Investment for You?

The Securities may be a suitable investment for you if:

•                       You seek an investment with a return linked to the performance of the Index.

•                       You believe the level of the Index will increase by an amount sufficient to offset the aggregate investor fee and to provide you with a satisfactory return on your investment during the term of the Securities.

•                       You are willing to accept the risk of fluctuations in the level of the Index.

•                       You do not seek current income from this investment.

The Securities may not be a suitable investment for you if:

•                       You are not willing to be exposed to fluctuations in the level of the Index.

•                       You seek a guaranteed return of principal.

•                       You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the aggregate investor fee during the term of the Securities.

•                       You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•                       You seek current income from your investment.

What Are the Tax Consequences?

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment. If the Securities are so treated, you should recognize capital gain or loss upon the sale, repurchase or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and your adjusted tax basis in the Securities.

No statutory, judicial or administrative authority directly addresses the characterization of the Securities or instruments similar to the Securities for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the Securities are uncertain, and it is possible that the Internal Revenue Service (“IRS”) may assert an alternative treatment.

It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment noted above, and that any such guidance could have retroactive effect. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the Securities.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the Securities, see “United States Federal Income Tax Considerations” below.

How Do You Calculate the Payment on the Securities?

Set forth below is an explanation of the steps necessary to calculate the payment on the Securities at maturity or upon repurchase by SEK.

Step 1: Calculate the fee factor

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365.  The annual investor fee is equal to 0.75%.

Step 2: Calculate the index factor

The index factor on any given day, other than the final valuation date, will be equal to the closing level of the Index on that day divided by the initial index level. The index factor on the final valuation date will equal the average of the closing values of the Index for the five trading days prior to and including the final valuation date divided by the initial index level. The initial index level is equal to 146.17.

Step 3: Calculate the payment

You will receive a cash payment at maturity or upon repurchase by SEK, as applicable, equal to the principal amount of your Securities times the index factor on the applicable valuation date times the fee factor on the applicable valuation date.

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the level of the Index decreases or does not increase sufficiently, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

Hypothetical Examples

The following examples show how the Securities would perform in hypothetical circumstances beginning on the inception date. We have included two examples in which the Index has increased by approximately 450% at maturity, as well as two examples in which the Index has decreased by approximately 50% at maturity. These examples highlight the behavior of the indicative value in different circumstances.  The figures in these examples have been rounded for convenience.  Figures for year 15 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	146.17

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	146.17	1.00	0.00%	100.00%	$10.00
1	138.86	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	160.78	1.10	1.50%	98.50%	$10.84	4.88%	4.09%
3	165.17	1.13	2.25%	97.75%	$11.05	4.16%	3.37%
4	219.25	1.50	3.00%	97.00%	$14.55	10.67%	9.83%
5	135.94	0.93	3.75%	96.25%	$8.95	-1.44%	-2.19%
6	165.17	1.13	4.50%	95.50%	$10.79	2.06%	1.28%
7	204.63	1.40	5.25%	94.75%	$13.27	4.92%	4.12%
8	219.25	1.50	6.00%	94.00%	$14.10	5.20%	4.39%
9	138.86	0.95	6.75%	93.25%	$8.86	-0.57%	-1.34%
10	292.33	2.00	7.50%	92.50%	$18.50	7.18%	6.35%
11	365.42	2.50	8.25%	91.75%	$22.94	8.69%	7.84%
12	401.96	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	438.50	3.00	9.75%	90.25%	$27.08	8.82%	7.96%
14	621.21	4.25	10.50%	89.50%	$38.04	10.89%	10.01%
15	803.92	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	146.17

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	146.17	1.00	0.00%	100.00%	$10.00
1	138.86	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	131.55	0.90	1.50%	98.50%	$8.87	-5.13%	-5.85%
3	124.24	0.85	2.25%	97.75%	$8.31	-5.27%	-5.99%
4	138.86	0.95	3.00%	97.00%	$9.22	-1.27%	-2.02%
5	190.02	1.30	3.75%	96.25%	$12.51	5.39%	4.58%
6	263.10	1.80	4.50%	95.50%	$17.19	10.29%	9.45%
7	328.88	2.25	5.25%	94.75%	$21.32	12.28%	11.42%
8	219.25	1.50	6.00%	94.00%	$14.10	5.20%	4.39%
9	276.81	1.89	6.75%	93.25%	$17.66	7.35%	6.52%
10	423.88	2.90	7.50%	92.50%	$26.83	11.23%	10.37%
11	438.50	3.00	8.25%	91.75%	$27.53	10.50%	9.64%
12	401.96	2.75	9.00%	91.00%	$25.03	8.80%	7.94%
13	309.87	2.12	9.75%	90.25%	$19.13	5.95%	5.12%
14	397.49	2.72	10.50%	89.50%	$24.34	7.41%	6.56%
15	803.92	5.50	11.25%	88.75%	$48.81	12.04%	11.15%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	146.17

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	146.17	1.00	0.00%	100.00%	$10.00
1	138.86	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	116.93	0.80	1.50%	98.50%	$7.88	-10.56%	-11.23%
3	150.55	1.03	2.25%	97.75%	$10.07	0.99%	0.23%
4	211.94	1.45	3.00%	97.00%	$14.07	9.73%	8.90%
5	273.33	1.87	3.75%	96.25%	$18.00	13.34%	12.47%
6	292.33	2.00	4.50%	95.50%	$19.10	12.25%	11.39%
7	365.42	2.50	5.25%	94.75%	$23.69	13.99%	13.11%
8	401.96	2.75	6.00%	94.00%	$25.85	13.48%	12.60%
9	292.33	2.00	6.75%	93.25%	$18.65	8.01%	7.17%
10	225.10	1.54	7.50%	92.50%	$14.25	4.41%	3.60%
11	179.79	1.23	8.25%	91.75%	$11.29	1.90%	1.11%
12	255.79	1.75	9.00%	91.00%	$15.93	4.77%	3.95%
13	209.02	1.43	9.75%	90.25%	$12.91	2.79%	1.98%
14	144.71	0.99	10.50%	89.50%	$8.86	-0.07%	-0.86%
15	73.08	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

Hypothetical Examples

Assumptions:

Annual Investor Fee	Days	Principal	Initial Index Level
0.75%	365	$10.00	146.17

N = the actual number of days elapsed from the inception date to and including the applicable valuation date. For purposes of the calculation in this table, each year is assumed to have 365 days.

A	B	C	D	E	F	G	H
Year	Index Level	Index Factor	Aggregate Investor Fee	Fee Factor	Indicative Value	Annualized Index Return	Annualized Product Return
A	B	B / Initial Index Level	0.75% * (N / 365)	1 – D	Principal * C * E
0	146.17	1.00	0.00%	100.00%	$10.00
1	138.86	0.95	0.75%	99.25%	$9.43	-5.00%	-5.71%
2	146.17	1.00	1.50%	98.50%	$9.85	0.00%	-0.75%
3	171.02	1.17	2.25%	97.75%	$11.44	5.37%	4.58%
4	273.33	1.87	3.00%	97.00%	$18.14	16.94%	16.05%
5	263.10	1.80	3.75%	96.25%	$17.33	12.47%	11.62%
6	261.64	1.79	4.50%	95.50%	$17.09	10.19%	9.35%
7	195.86	1.34	5.25%	94.75%	$12.70	4.27%	3.47%
8	200.25	1.37	6.00%	94.00%	$12.88	4.01%	3.21%
9	175.40	1.20	6.75%	93.25%	$11.19	2.05%	1.26%
10	163.71	1.12	7.50%	92.50%	$10.36	1.14%	0.35%
11	146.17	1.00	8.25%	91.75%	$9.18	0.00%	-0.78%
12	128.63	0.88	9.00%	91.00%	$8.01	-1.06%	-1.83%
13	116.93	0.80	9.75%	90.25%	$7.22	-1.70%	-2.47%
14	105.24	0.72	10.50%	89.50%	$6.44	-2.32%	-3.09%
15	73.08	0.50	11.25%	88.75%	$4.44	-4.52%	-5.27%

RISK FACTORS

The following section of this pricing supplement contains information about risks that are particular to the Securities or the medium-term notes in general.  Investors in the Securities are also exposed to further risks related to the issuer of the Securities, SEK, which are described in SEK’s annual report on Form 20-F for the year ended December 31, 2018, filed with the SEC and incorporated by reference herein.  See the information under “Risk Factors” beginning on page 6 of the annual report on Form 20-F.

The Securities are unsecured debt securities of SEK. The Securities are riskier than ordinary unsecured debt securities. The return on the Securities is linked to the performance of the Index. Investing in the Securities is not equivalent to investing directly in the Index Components or the Index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the Securities. We urge you to read the following information about these risks, together with “Risks Associated with the Notes” beginning on page S-6 of the accompanying prospectus supplement and the other information in this pricing supplement and the accompanying prospectus and prospectus supplement before investing in the Securities.

Even If the Level of the Index at Maturity or upon Repurchase by SEK Exceeds the Index Level at Your Date of Purchase, You May Receive Less Than the Principal Amount of Your Securities

Because the investor fee reduces the amount of your return at maturity or upon repurchase by SEK, the level of the Index must increase by an amount sufficient to offset the aggregate investor fee applicable to your Securities in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your Securities by SEK. If the level of the Index decreases or does not increase sufficiently to offset the impact of the investor fee, you will receive less than the principal amount of your investment at maturity or upon repurchase of your Securities by SEK.

The Principal of Your Securities is Not Protected and You May Lose All or a Significant Portion of Your Investment in the Securities.

The principal of your Securities is not protected. Our cash payment on your Securities on the maturity date or repurchase date, if any, will be mainly based on any increase or decrease in the Index. You may lose all or a significant amount of your entire investment in the Securities if the level of the Index decreases substantially.

You Will Not Benefit from Any Increase in the Level of the Index If Such Increase Is Not Reflected in the Level of the Index on the Applicable Valuation Date

If the Index does not increase by an amount sufficient to offset the impact of the aggregate investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your Securities at maturity or upon repurchase by SEK. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of the aggregate investor fee.

There Are Restrictions on the Minimum Number of Securities You May Offer to SEK for Repurchase and on the Dates on Which the Securities May Be Repurchased

If you elect to offer your Securities to SEK for repurchase, you must offer at least $5,000,000 principal amount of the Securities to SEK at one time on any repurchase date. Your offer to SEK to repurchase your Securities on a repurchase date is only valid if BofAS receives such notice from your broker by no later than 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date preceding the applicable repurchase date. If BofAS does not receive an offer to repurchase by 5:00 p.m. on the fifth scheduled business day prior to the applicable valuation date, any offer will not be effective and we will not repurchase your Securities on the applicable repurchase date.

Also, unless the scheduled repurchase date is postponed due to a market disruption event, the final day on which SEK will repurchase your Securities will be January 30, 2023. See “Specific Terms of Your Security — Repurchase Procedures” for more information.

The weekly repurchase feature is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

SEK’s Obligation to Repurchase Your Securities is Subject to Substantial Restrictions

SEK will repurchase your Securities only if you are offering at least $5,000,000 principal amount of Securities for any single repurchase and you have followed the procedures for repurchase detailed herein.  The minimum repurchase amount of $5,000,000 principal amount of Securities and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause SEK to repurchase your Securities.  If you own Securities with an aggregate principal amount of less than $5,000,000, you will not be able to cause SEK to repurchase your Securities.  Also, because of the timing requirements of your offer for repurchase, settlement of any repurchase by SEK will be prolonged when compared to a sale and settlement in the secondary market.  As your offer for repurchase is irrevocable, this will subject you to market risk in the event the market fluctuates after BofAS receives your offer.

If you want to sell your Securities but are unable to meet the minimum repurchase requirements to have SEK repurchase your Securities, or are unwilling to wait for a repurchase date, you may sell your Securities into the secondary market at any time, subject to the risks described below. A trading market for the Securities may not develop. Also, the price you may receive for the Securities in the secondary market may differ from, and may be significantly less than, their weekly repurchase value.

You Will Not Know the Weekly Repurchase Value You Will Receive at the Time You Offer Your Securities for Repurchase

You will not know the repurchase amount you will receive at the time you offer your Securities for repurchase. Because your offer to SEK to repurchase your Securities is irrevocable and must be received by BofAS no later than 5:00 p.m., New York City time on the fifth scheduled business day before the applicable valuation date, you will not know the repurchase amount until the applicable valuation date. We will pay you the repurchase value, if any, on the applicable repurchase date, which is the fourth business day following the related valuation date. As a result, you will be exposed to market risk in the event the market fluctuates after you submit a valid offer to exercise your rights to have SEK to repurchase your Securities, and prior to the applicable repurchase date.

The Market Value of the Securities May Be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices

The market value of your Securities may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the Securities in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the Securities. We expect that generally the level of the Index will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include:

•                       the time remaining to the maturity of the Securities;

•                       supply and demand for the Securities, including inventory positions with any market maker;

•                       economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of the Index Components;

•                       the prevailing rate of interest; and

•                       the creditworthiness of SEK.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Securities may offset or enhance the effect of another factor.

Suspension or Disruptions of Market Trading in Commodities and Related Futures May Adversely Affect the Value of Your Securities

The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single trading day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price”.  Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices.  These circumstances could adversely affect the level of the Index and, therefore, the value of your Securities.

The Securities Are Not Regulated by the CFTC

Unlike an investment in the Securities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool, and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”).  Because the Securities are not interests in a commodity pool, the Securities will not be regulated by the CFTC as a commodity pool, SEK will not be registered with the CFTC as a CPO, and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. The Securities do not constitute investments by you or by SEK on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”).  SEK is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

The Index Tracks Commodity Futures Contracts and Does Not Track the Spot Prices of the Index Commodities

The Index is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

The Securities are linked to the Index and not to the spot prices of the Index Commodities and an investment in the Securities is not the same as buying and holding the Index Commodities. While price movements in the Index Components (as defined above) may correlate with changes in the underlying physical commodities’ spot prices, the correlation will not be perfect and price movements in the spot market for the Index Commodities may not be reflected in the futures market (and vice versa).

Accordingly, an increase in the spot prices of the Index Commodities may not result in an increase in the prices of the Index Components or the level of the Index. The Index Component prices and the level of the Index may decrease while the spot prices of the Index Commodities remain stable or increase, or do not decrease to the same extent.

Historical and Hypothetical Historical Values of the Index or any Index Component Should Not be Taken as an Indication of the Future Performance of the Index During the Term of the Securities

The actual performance of the Index or any Index Component over the term of the Securities, as well as the amount payable at maturity or upon repurchase by SEK, may bear little relation to the historical and hypothetical historical values of the Index or the Index Components, which have been highly volatile.

Higher Future Prices of the Index Commodities Relative to Their Current Prices May Decrease the Redemption Amount

As the exchange-traded futures contracts that comprise the Index approach the month before expiration, they are replaced by contracts that have a later expiration. This process is referred to as “rolling”. Specifically, during the specified “roll period” each month, the level of the Index is calculated as if the near-dated futures contracts are sold and the proceeds from those sales are used to purchase longer-dated futures contracts. Differences in the prices between the contracts that are sold and the new contracts for more distant delivery that are purchased are called “roll yield”. See “The Index — Index Weighting”.

If the expiring futures contract included in the Index is “rolled” into a less expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “backwardation”.  In this case, the effect of the roll yield on the level of the Index will be positive because it costs less to replace the expiring futures contract. However, if the expiring futures contract included in the Index is “rolled” into a more expensive futures contract with a more distant delivery date, the market for that futures contract is trading in “contango”. In this case, the effect of the roll yield on the level of the Index will be negative because it will cost more to replace the expiring futures contract. There is no indication that the markets for the Index Components will consistently be in backwardation or that there will be a positive roll yield that increases the level of the Index. If all other factors remain constant, the presence of contango in the market for an Index Component could result in negative roll yield, which could decrease the level of the Index and the value of the Securities.

Commodity Prices May Change Unpredictably, Affecting the Level of the Index and the Value of Your Securities in Unforeseeable Ways

Trading in futures contracts on physical commodities, including trading in the Index Components, is speculative and can be extremely volatile.  Market prices of the Index Components may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; fluctuations in agricultural output; changes in trade practices; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; and monetary and other governmental policies, action and inaction.  The current or “spot” prices of the underlying physical commodities may also affect, in a volatile and inconsistent manner, the prices of futures contracts in respect of the relevant commodity.  These factors may affect the level of the Index and the value of your Securities in varying ways, and different factors may cause the prices of the Index Components, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates.

The prices of physical commodities, including the commodities underlying the Index Components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions.

The Securities May Not Be a Suitable Investment for You

The Securities may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the Index; you seek a guaranteed return of principal; you believe the level of the Index will decrease or will not increase by an amount sufficient to offset the impact of the aggregate investor fee during the term of the Securities; you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

Changes in Our Credit Ratings May Affect the Market Value of Your Securities

Our credit ratings are assessments of our ability to pay our obligations, including those on the Securities. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your Securities. However, because the return on your Securities is dependent upon certain factors in addition to our ability to pay our obligations on your Securities, an improvement in our credit ratings will not reduce the other investment risks related to your Securities.

You Will Not Receive Interest Payments on the Securities or Have Rights in the Exchange-Traded Futures Contracts Constituting the Index Components

You will not receive any periodic interest payments on the Securities. As an owner of the Securities, you will not have rights that investors in the Index Components may have. Your Securities will be paid in cash, and you will have no right to receive delivery of any Index Components or commodities underlying the Index Components.

There May Not Be a Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses

Although the Securities have been approved for listing, and are currently trading, on the NYSE Arca, there can be no assurance that a secondary market for the Securities will develop. No assurances can be given as to the continuation of the listing during the term of the Securities. We are not required to maintain any listing of the Securities on the NYSE Arca or any other exchange.

SEK May Stop Issuing or Selling Your Securities At Any Time

SEK has no obligation to issue or sell additional Securities at any time and may limit or restrict such sales or stop issuing or selling for any reason at any time. If SEK discontinues issuing and selling additional Securities, an imbalance between supply and demand for the Securities may arise, which could give rise to distortions in the market for the Securities and result in the Securities trading at a significant premium. If this circumstance occurs, the Securities could become highly volatile and subject to rapid and significant decreases in price with a reduction or elimination of premium at any time, independently of the performance of the Index, resulting in significant loss for any investors that had paid for such premium.

The Intraday Indicative Value and the Closing Indicative Value are not the Same as the Closing Price or Any Other Trading Price of your Securities in the Secondary Market

The intraday indicative value and the closing indicative value are not the same as the closing price or any other trading price of your Securities in the secondary market. The closing indicative value on the inception date was set to $10.00 for each $10.00 principal amount of your Securities. The closing indicative value on each calendar day following the inception date will be equal to the Principal Amount per Security times the (Current Index Level divided by the Initial Index Level) times the Current Fee Factor. An intraday indicative value of your Securities, which is our approximation of the value of the Securities, will be calculated and published by BofAS over Bloomberg under the ticker symbol GRUIV every 15 seconds during the NYSE Arca’s normal trading session from 9:30 a.m. to 4:00 p.m. Eastern time. Although the intraday indicative value of your Securities will be calculated and published every 15 seconds on each business day, your payment on the Securities at maturity or upon repurchase will be determined based on the closing indicative value on the applicable valuation date.

The trading price of the Securities at any time is the price at which you may be able to sell your Securities in the secondary market at such time, if one exists. The trading price of your Securities at any time may vary significantly from the intraday indicative value of the Securities at such time. Paying a premium purchase price over the intraday indicative value of the Securities could lead to significant losses in the event you sell your Securities at a time when such premium is no longer present in the marketplace or your Securities are repurchased, in which case you will receive a cash payment in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

Trading by SEK’s Hedge Counterparties and/or Their Affiliates and Other Transactions by SEK or Its Hedge Counterparties in Instruments Linked to the Index or Index Components May Impair the Market Value of the Securities

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we have entered into a hedge with a counterparty that is an affiliate of BofAS to hedge our obligations under the Securities. Such counterparty may purchase the Index Components (including the underlying physical commodities), futures or options on the Index Components or the Index, or other derivative instruments with returns linked to the performance of the Index Components or the Index to hedge their exposure and may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Although they are not intended to, any of these hedging activities may affect the market price of the Index Components and the level of the Index and, therefore, the market value of the Securities. It is possible that the counterparty to our hedge could receive substantial returns from these hedging activities while the market value of the Securities declines.

We may also issue other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Components, futures or options on Index Components, the physical commodities underlying the Index Components or the Index, and other investments relating to the Index Components or the Index. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the Securities.

With respect to any of the activities described above, neither we nor our hedge counterparties have any obligation to take the needs of any buyer, seller or holder of the Securities into consideration at any time.

There May Be Conflicts of Interest Between You and BofAS

MLCI, an affiliate of BofAS, and certain other its other affiliates will, from time to time, trade in some or all of the Index Components on a spot and forward basis and other contracts and products in or related to the Index Components (including futures contracts and options on futures contracts traded on futures exchanges in the United States and other countries, and commodity options and swaps) including in connection with the hedge entered into with SEK described below under “Use of Proceeds and Hedging”. Also, BofAS and affiliates of BofAS may issue or underwrite other financial instruments with returns indexed to the prices of the Index Components and derivative commodities. These trading and underwriting activities could affect the level of the Index in a manner that would be adverse to your investment in the Securities.  With respect to any of the activities described above, neither BofAS, MLCI nor any of their affiliates have any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

You Must Rely on Your Own Evaluations of the Index

BofAS and its affiliates have published and in the future expect to publish research reports with respect to some or all of the physical commodities underlying the Index Components and physical commodities generally.  This research may be modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities.  The research should not be viewed as a recommendation or endorsement of the Securities in any way and investors must make their own independent investigation of the merits of an investment in the Securities.  Publication of such research by BofAS or its affiliates may affect the market price of the Index Components and the level of the Index and, therefore, the market price of the Securities.  With respect to the publication of any research reports, neither BofAS nor any of its affiliates have any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time.

The Liquidity of the Market for the Securities May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the Securities on the inception date, and have sold additional Securities since that date.  Additional Securities may be offered and sold in the future from time to time through BofAS acting as our agent.  Also, the number of Securities outstanding could be reduced at any time due to repurchases of the Securities by SEK as described in this pricing supplement.  Accordingly, the liquidity of the market for the Securities could vary materially over the term of the Securities.  While you may elect to offer your Securities for repurchase by SEK prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least $5,000,000 principal amount of Securities to SEK at one time for repurchase on any repurchase date.

The Index Administrator may from time to time modify the methodology for determining the composition and calculation of the Index.

The Index Administrator retains discretion to modify the methodology for determining the composition and the level, of the Index, at any time.  It is possible that certain of these modifications will adversely affect the level of the Index.

The Index Administrator May, in its Reasonable Discretion, Discontinue the Index and Public Disclosure of Information Relating to the Index May Change Over Time

The Index Administrator is not under any obligation to continue to publish or calculate the Index or required to publish or calculate any successor index. The Securities are not sponsored, endorsed, sold or promoted by the Index Administrator. If the Index Administrator reasonably determines that it is necessary or appropriate to discontinue or suspend the calculation of the Index, it may become difficult to determine the market value of the Securities or the amount payable at maturity or upon repurchase by SEK.  Initially, BofAS will serve as the calculation agent for the Securities.  The calculation agent may, using reasonable discretion and after consultation with SEK, designate a successor index that will be selected for the sole purpose of replicating as closely as practicable the economic terms of the Index. If the calculation agent determines, after consultation with SEK, that no successor index comparable to the Index exists, the amount you receive at maturity or upon repurchase by SEK will be determined by the calculation agent. See “Specific Terms of the Securities — Market Disruption Event” and “— Discontinuance of or Adjustments to the Index; Alteration of Method of Calculation” in this pricing supplement.

You, as an investor in the Securities, should make your own investigation into the Index and the Index Administrator. The Index Administrator has no obligation to consider your interests as a holder of the Securities.

The Composition of the Index is Controlled by the Index Administrator, with the assistance of the Index Advisory Committee (the “Advisory Committee”) and Changes to the Composition or Calculation of the Index May Affect the Value of the Securities and the Amount You Receive on the Maturity Date

The Index is overseen and managed by the Index Administrator, with the assistance of the Advisory Committee. The Advisory Committee is comprised of individuals internal and external to the Index Administrator, and is expected to assist the Index Administrator in connection with the application of the Index principles, advise the Index Administrator on the administration and operation of the Index, and make recommendations to the Index Administrator as to any modifications to the Index methodology that may be necessary or appropriate. The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the Index Administrator.  The Advisory Committee will advise the Index Administrator with respect to the inclusion/exclusion of any of the exchanges and contracts in the Index, any changes to the composition of the Index or in the weights of the Index Components, and any changes to the calculation procedures applicable to the Index.  The Advisory Committee will act solely in an advisory and consulting capacity.  All decisions relating to the composition, weighting or level of the Index are made by the Index Administrator.

The Index Administrator, with the assistance of the Advisory Committee, has reasonable discretion regarding the composition and management of the Index, including additions, deletions and the weightings of the commodities included in the Index or exchange-traded futures contracts on the commodities included in the Index; provided, however, that the composition and management of the Index (including additions, deletions and weightings) will be modified only to the extent that the Index Administrator reasonably determines that such modifications are necessary or appropriate to preserve the ability of the Index to achieve its current objectives.  Any of these factors could affect the Index and, therefore, could affect the amount payable on the Securities on the maturity date or applicable repurchase date and the market value of the Securities prior to maturity. The Index Administrator does not have any obligation to take the needs of any parties to transactions involving the Index, including SEK and the holders of the Securities, into consideration when determining composing, reweighting or making any other changes to the Index.

Additionally, ICE, by itself or through its affiliate, might now or in the future actively trade commodities and/or futures contracts on physical commodities, including underlying commodities and/or futures contracts on physical commodities included in the Index, and over-the-counter contracts having values which derive from or are related to such commodities. With respect to any such activities, neither ICE nor any of its affiliates has any obligation to take the needs of any buyers, sellers or holders of the Securities into consideration at any time. It is possible that such trading and hedging activities, by any of these parties, will affect the level of the Index and therefore the market value of the Securities.

The Policies of the Index Administrator and Changes That Affect the Composition and Valuation of the Index or the Index Components Could Affect the Amount Payable on Your Security and Its Market Value

As described below, the Index is overseen and managed by the Index Administrator, with the assistance of the Advisory Committee. The policies of the Index Administrator concerning the calculation of the level of the Index, additions, deletions or substitutions of Index Components and the manner in which changes affecting the Index Components are reflected in the Index could affect the level of the Index and, therefore, the amount payable on your Security at maturity or upon repurchase by SEK and the market value of your Security prior to maturity.

Additional commodity futures contracts may satisfy the eligibility criteria for inclusion in the Index, and the commodity futures contracts currently included in the Index may fail to satisfy such criteria.  The weighting factors applied to each futures contract included in the Index may change annually, based on changes in commodity production and volume statistics.  In addition, the Index Administrator may modify the methodology for determining the composition and weighting of the Index, for calculating its value.  The Index Administrator may also reasonably determine that it is necessary or appropriate to discontinue or suspend calculation or publication of the Index, in which case it may become difficult to determine the market level of the Index.  Any such changes could adversely affect the value of your Securities.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of Your Security —Market Disruption Event”, “—Discontinuation or Modification of the Index” and “—Role of Calculation Agent”.

BofAS, as Calculation Agent, Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Securities and the Return on the Securities

The calculation agent will, among other things, determine the amount of the return paid out to you on the Securities at maturity or upon repurchase by SEK. For a more detailed description of the calculation agent’s role, see “Specific Terms of the Securities — Role of Calculation Agent” in this pricing supplement.  An affiliate of BofAS is expected to be counterparty to a hedge with SEK and, under certain circumstances, this role as counterparty and the role of BofAS as calculation agent could give rise to conflicts of interest of the kind described above under “— There May Be Conflicts of Interest Between You and BofAS”.

If the Index Administrator were to reasonably determine that it is necessary or appropriate to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the level of the Index.  If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its reasonable discretion of the level of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the Securities — Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s reasonable judgment as to whether the event has materially interfered with a hedge counterparty’s ability to unwind its hedge positions. Since these determinations by the calculation agent may affect the market value of the Securities, the calculation agent may have a conflict of interest if it needs to make any such decision.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Level of the Index or an Index Component and a Repurchase Date or the Maturity Date

The determination of the level of the Index on a valuation date, including the final valuation date, may be postponed if the calculation agent reasonably determines that a market disruption event has occurred or is continuing on such valuation date.

If postponement of a valuation date, other than the final valuation date, due to a market disruption event occurs, such postponement will continue until the next trading day on which there is no market disruption event, up to four scheduled trading days. If such a postponement occurs, the level of the Index will be calculated by reference to the level of the Index Components unaffected by the market disruption event on the scheduled valuation date and by reference to the values of the affected Index Components on the first trading day on which no market disruption event occurs or is continuing. If a market disruption event with respect to an Index Component is continuing after four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the values of the affected Index Components determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date. If the valuation date is postponed due to a market disruption event with respect to an Index Component, the repurchase date will also be postponed by an equal number of business days.  See “Specific Terms of the Securities — Payment Upon Repurchase.”

The index factor calculated on the final valuation date will equal the average of the closing values of the Index for the five scheduled trading days immediately prior to and including the final valuation date divided by the initial index level. If a market disruption event with respect to an Index Component occurs or is occurring during this time, the level of the Index will be calculated by reference to the values of the Index Components unaffected by the market disruption event on the scheduled trading days during this period and by reference to the values of the affected Index Components on the trading days during this period when there is no market disruption event occurring. If a market disruption event occurs or is occurring on any scheduled trading day during this period, the value of the affected Index Component on such trading day will be the value of the affected Index Component on the next trading day on which no market disruption event occurs or is occurring with respect to such Index Component.  If a market disruption event occurs or is occurring on the final valuation date, the calculation agent will postpone the final valuation date until the next trading day when there is no market disruption event occurring with respect to such Index Component, but in no event will the final valuation date be postponed by more than five scheduled trading days.  If a market disruption event with respect to an Index Component continues for five scheduled trading days after the scheduled final valuation date, then the level of the Index will be calculated by reference to the value of such affected Index Component for the applicable scheduled trading days on which a market disruption event was occurring, determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the final valuation day, as postponed.  If the final valuation date is postponed due to a market disruption event with respect to an Index Component, the maturity date will also be postponed by an equal number of business days up to five business days.  See “Specific Terms of the Securities —Payment at Maturity.”

There is no assurance that the calculation principles of the Index will result in the Index accurately reflecting the performance of the grains market

The methodology and criteria used to determine the composition of the Index, the weights of the various Index Components and the calculation of the level of the Index are designed to allow the Index to serve as a measure of the performance of the grains market.  It is possible that the methodology and criteria applied in connection with the Index will not accurately reflect the performance of the grains market and that the trading of or investments in products based on or related to the Index, such as the Securities, will not correlate with commodity market performance generally.

Data Sourcing, Calculation and Concentration Risks Associated with the Index May Adversely Affect the Market Price of the Securities

Because the Securities are linked to the Index, which is composed of a basket of exchange-traded futures contracts on certain agricultural commodities, it will be less diversified than other funds or investment portfolios investing in a broader range of products and, therefore, could experience greater volatility.  Additionally, the annual composition of the Index will be reviewed by the Index Administrator and, to the extent the Index Administrator determines in its sole discretion that an adjustment is necessary or appropriate to preserve the ability of the Index to achieve its objectives, will be adjusted in reliance upon historic price, liquidity and production data that are subject to potential errors in data sources or other errors that may affect the weighting of the Index Components. The Index composition and weights are typically determined once a year and applied once at the start of each year, in January. The methodology for determining the composition, weighting or level of the Index and for calculating its level is subject to modification by the Index Administrator at any time.

The U.S. Federal Income Tax Treatment of the Securities Is Uncertain.

No statutory, administrative or judicial authority directly addresses the characterization of the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described under “United States Federal Income Tax Considerations.”  It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the Securities on a current basis at ordinary income rates (as opposed to capital gains rates) or to treat the Securities in another manner that significantly differs from the agreed-to treatment described under “United States Federal Income Tax Considerations”, and that any such guidance could have retroactive effect. Even if the tax treatment of the Securities is changed for any reason only on a prospective basis, that could affect our ability to issue additional Securities, which could affect liquidity for the Securities. See “—The Liquidity of the Market for the Securities May Vary Materially Over Time”.

COMMODITY FUTURES MARKETS

Futures contracts on commodities and commodity indices are traded on regulated organized futures exchanges, known as “contract markets” in the United States. Commodities and other derivatives on commodities and commodity indices are also traded in the over-the-counter market and on various types of physical and electronic trading facilities and markets. At present, all of the contracts included in the Index are exchange-traded futures contracts. An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of a commodity or financial instrument during a stated delivery month for a fixed price. A futures contract on an index of commodities provides for the payment and receipt of cash based on the level of the index at settlement or liquidation of the contract. A futures contract provides for a specified settlement month in which the cash settlement is made or in which the commodity or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”. This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the value of the contract. This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts. The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates. These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position. This operates to terminate the position and fix the trader’s profit or loss. Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house. The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction. Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease. As a result, a market participant wishing to maintain its exposure to a futures contract on a particular commodity with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”. For example, a market participant with a long position in November crude oil futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures. This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodity Futures Trading Commission, an independent federal agency. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations, trading halts, suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

THE INDEX

All disclosures contained in this pricing supplement regarding the Index, including without limitation, its make-up, method of calculation and changes in its components, is derived from information made available by the Index Administrator.  This information reflects the policies of the Index Administrator and is subject to change by the Index Administrator at its sole discretion.  The Index Administrator has no obligation to continue to publish, and may determine that it is necessary or appropriate to discontinue publication of, the Index. Neither we, nor BofAS, nor any of our or their affiliates, have independently verified the accuracy or completeness of that information.

The Index Administrator reserves discretion to make certain modifications with respect to the composition and management of the Index (including additions, deletions and weightings).  The Index Administrator does not intend to exercise their discretion for the purpose of enhancing the performance of the Index.

The nature of the Index and the intended scope of the discretion of the Index Administrator with respect thereto are such that an independent competent third party possessing the ICE BofAML Commodity index eXtra handbook and possessing financial expertise (with no direct dealings with the Index Administrator or its affiliates) should be able to compute the value of the Index independently based upon available public market data in all but extraordinary market circumstances.

General

The Index was created by MLCI in conjunction with Merrill Lynch, Pierce, Fenner and Smith Limited in 2006 and launched in June 2006 and is designed to provide a benchmark for the grains sector and for investment in commodities as an asset class. Since the sale of the Index to ICE on October 22, 2017, ICE has served as the Index Administrator.   The Index is comprised of futures contracts on four physical commodities: corn, soybeans, soybean meal and wheat (each an “Index Commodity”).  A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price.  In the case of the Index, as the exchange traded futures contracts on the four Index Commodities (the “Index Components”) approach the month before expiration, they are replaced by contracts that have later expiration.  This process is referred to as “rolling”.  The Index is a sub-index of ICE BofAML Commodity Index eXtra—Total Return (the “ICE BofAML”) and the methodology with respect to the construction of ICE BofAML, including the Index, and the selection and rolling of the contracts included in the Index is provided below.

The Index is a total return index; thus it is designed to reflect the performance of a fully collateralized investment in the Index Components.  The Index will be calculated on each business day and published on the following business day on Bloomberg under the ticker symbol MLCXGRTR.

Index weighting

Each of the Index Components trades on the Chicago Board of Trade.  Being a sub-index of ICE BofAML, the exact weighting of each of the Index Components is the weight of such Index Component in the ICE BofAML divided by the weight of the grains and oil seeds segment in ICE BofAML (17.8%).  The process by which the Index Components have been chosen for inclusion in ICE BofAML, including the list of all commodities in ICE BofAML, the process for the rolling of contracts and the exchange on which the contracts trade are set forth below under “—ICE BofAML Overview.”

Please find below the list of the Index Components together with their respective Initial Index Weightings for 2019:

Contract	Initial Index Weighting
Corn	36.77%
Soybeans	10.39%
Soybean meal	18.19%
Wheat	34.65%

ICE BofAML Overview

ICE BofAML is comprised of futures contracts on physical commodities (each an “ICE BofAML Commodity”).  A commodity futures contract is an agreement that provides for the purchase and sale of a specified type and quantity of a commodity during a stated delivery month for a fixed price.  In the case of ICE BofAML, as the exchange traded futures contracts that comprise ICE BofAML (the “ICE BofAML Components”) approach the month before expiration, they are replaced by contracts that have later expiration.  This process is referred to as “rolling”.  ICE BofAML rolls over a fifteen business day period each month.

The Index Administrator constructed ICE BofAML based primarily on the liquidity of the ICE BofAML Components and the value of the global production of each ICE BofAML Commodity.  The Index Administrator believes that these criteria allow ICE BofAML to reflect the general significance of the ICE BofAML Commodities in the global economy, differentiating between “upstream” and “downstream” commodities (i.e., those that are derived from other Index commodities).  ICE BofAML composition and weights are determined once a year and the results for the following calendar year are announced in the fourth quarter of the current year, taking effect in January of the following calendar year.  See the section entitled “—Construction—Contract Selection—Weighting”.  The methodology for determining the composition, weighting or value of ICE BofAML and for calculating its level is subject to modification by the Index Administrator at any time.

Construction

ICE BofAML was created using the following four general principles:

1.              Liquidity — The ICE BofAML Components should be sufficiently liquid to accommodate the level of trading needed to support ICE BofAML.  The selection mechanism is therefore based primarily on liquidity.

2.              Weighting — The weight of each ICE BofAML  Component should reflect the value of the global production of the related ICE BofAML  Commodity, as a measure of the significance of the commodity in the global economy, with appropriate adjustments to avoid “double counting”.

3.              Market Sectors — Each Market Sector should be adequately represented in ICE BofAML and the weights should be adjusted to maintain the integrity of the Market Sectors.

4.              Rolling — ICE BofAML  Components are rolled during a fifteen business day period in an attempt to limit the market impact that such contract rolls could have.

ICE BofAML contains six market sectors identified by the Index Administrator:  (1) energy; (2) base metals; (3) precious metals; (4) grains and oil seeds; (5) livestock; and (6) soft commodities & others (each a “Market Sector”).  Each Market Sector contains a minimum of two and a maximum of four Index Components, selected by liquidity.

Exchange Selection

The Index Administrator selected a set of exchanges, on the basis of liquidity, geographical location and commodity type (the “Selected Exchanges”) from which contracts included in ICE BofAML will be selected.  To be considered for selection, an exchange must be located in a country that is a member of the Organization for Economic Co-Operation and Development.  The exchange must also be a principal trading forum, based on relative liquidity, for U.S. dollar-denominated futures contracts on major physical commodities.  The exchanges currently are:  (1) the (a) the New York Mercantile Exchange and (b) the COMEX divisions of the New York Mercantile Exchange (the “NYMEX”); (2) the Chicago Mercantile Exchange (CME and the Chicago Board of Trade (CBOT) Divisions) (the “CME”); (3) the Chicago Board of Trade (the “CBOT”); (4) the London Metals Exchange (the “LME”); (5) ICE Futures (ICE Futures Europe and ICE Futures US Divisions).

Contract Selection

Eligibility

To be an “Eligible Contract”, a commodity futures contract must not only be traded on a Selected Exchange, it must also satisfy the requirements for inclusion.  In order to be an Eligible Contract, a contract must generally satisfy all of the following requirements:

•                  it must be denominated in U.S. dollars;

•                  it must be based on a physical commodity (or the price of a physical commodity) and provide for cash settlement or physical delivery at a specified time, or during a specified period, in the future;

•                  detailed trading volume data regarding the contract must be available for at least two years prior to the initial inclusion of the contract in ICE BofAML, provided that the Index Administrator may determine to include a contract with less than two years’ data;

•                  the contract must have a Total Trading Volume, or TTV (as defined below), of at least 500,000 contracts for each twelve-month period beginning on July 1 and ending on June 30 being evaluated; and

•                  Reference Prices must be publicly available on a daily basis either directly from the Selected Exchange or, if available through an external data vendor, on any day on which the relevant exchange is open for business.  “Reference Prices” are the official settlement or similar prices posted by the relevant Selected Exchange (or its clearing house) with respect to a contract and against which positions in such contract are margined or settled.

An Eligible Contract is selected for inclusion in ICE BofAML only after application of the requirements for a minimum and maximum number of contracts from each Market Sector.  A contract that does not otherwise satisfy all of the foregoing requirements may nevertheless be determined by the Index Administrator to be an Eligible Contract and included in ICE BofAML if the inclusion of the contract is, in the judgment of the Index Administrator, necessary or appropriate to maintain the integrity of the Index and/or to realize the objectives of ICE BofAML.  Every year the Index Administrator will compile a list of all commodity futures contracts traded on the Selected Exchanges and a list of the Eligible Contracts that satisfy the foregoing criteria.  This list will be used to determine the commodities futures contracts which will be included in ICE BofAML.

Liquidity

The Index Administrator distinguishes the Eligible Contracts by their liquidity.  Liquidity is measured by a contract’s Total Trading Volume and the value of that trading volume.  The “Total Trading Volume” (“TTV”) with respect to each contract traded on a Selected Exchange is equal to the sum of the daily trading volumes in all expiration months of the contract on each day during the most recent twelve-month period beginning on July 1 and ending on June 30.  The “Contract Size” (“CS”) is the number of standard physical units of the underlying commodity represented by one contract.  For example, the Contract Size of a crude oil futures contract is 1,000 barrels.  The “Average Reference Price” (“ARP”), which is used to determine the value of the Total Trading Volume, is the average of the Reference Prices of the Front-Month Contract for an ICE BofAML  Component on each Index Trading Day during the twelve month period beginning on July 1 and ending on June 30 of each year.  A “Front-Month Contract” on any given day is the futures contract expiring on the first available contract expiration month after the date on which the determination is made.  An “Index Trading Day” means any day on which the relevant Selected Exchange is open for trading.  “Liquidity” (“LIQ”) is therefore equal to the Total Trading Volume, multiplied by the Contract Size with respect to each contract, multiplied by the Average Reference Price for each contract:

LIQ = TTV × CS × ARP

Once the Liquidity is determined, the Eligible Contracts are listed in order of their Liquidity, from highest to lowest.  All six ICE BofAML Market Sectors must be represented by a minimum of two and a maximum of four Eligible Contracts.  “Redundant Contracts” are less liquid Eligible Contracts representing a similar commodity and are excluded.  For instance, the list of ICE BofAML  Components includes an Eligible Contract on WTI crude oil but excludes Brent crude oil as a Redundant Contract.

The selection of Eligible Contracts and determination of the ICE BofAML  Components occurs once a year and the results for the following calendar year will be announced before the first NYMEX Business Day of November.  Based on this selection process, ICE BofAML may include from 12 to 22 commodity futures contracts. ICE BofAML currently includes the following 20 contracts:

Contract	Total Trading Volume (May 18 - Apr 19)	Average Reference Price in USD	Contract Size in Units	Liquidity in USD
Brent	65,564,766	70.85	1,000	4,645,263,671,100
Gasoil	23,478,505	636.44	100	1,494,265,972,220
Gasoline RBOB	14,577,506	1.85	42,000	1,133,223,245,927
Natural Gas	33,694,924	3.07	10,000	1,034,434,166,800
WTI	149,501,573	62.76	1,000	9,382,718,721,480
Corn	45,273,643	3.75	5,000	848,088,517,498
Soybean Meal	12,789,452	323.13	100	413,265,562,476
Soybeans	25,762,667	9.03	5,000	1,162,836,619,046
Wheat	18,063,047	5.07	5,000	458,304,660,008
Lean Hogs	5,825,565	0.66	40,000	154,587,192,840
Live Cattle	6,851,758	1.16	40,000	318,140,827,456
Aluminum	6,961,920	2007.43	25	349,389,176,640
Copper	4,296,900	6314.56	25	678,325,821,600
Nickel	2,517,708	12820.41	6	193,668,292,922
Zinc	2,832,596	2714.02	25	192,193,054,898
Gold	59,280,292	1261.73	100	7,479,572,282,516
Silver	17,478,566	15.30	5,000	1,337,110,299,000
Coffee	6,910,100	1.07	37,500	277,578,717,000
Sugar	17,598,396	0.12	112,000	240,464,482,944
Cotton	4,470,389	0.80	50,000	178,636,744,440

For purposes of the preceding paragraph only, a “NYMEX Business Day” is any day that the New York Mercantile Exchange rules define as a trading day.

Weighting

The Index Administrator determines the weight of each ICE BofAML  Component on the basis of the global production of the related ICE BofAML  Commodity, provided that the contract reflects global prices for that ICE BofAML  Commodity.  In some cases, however, the ICE BofAML  Components only have pricing links to a limited number of markets around the world.  For instance, the NYMEX natural gas contract primarily represents the U.S. market and the surrounding North American markets in Canada and Mexico.  In addition, some European gas markets, such as the U.K., are developing an increasing link to U.S. natural gas prices through the liquefied natural gas market.  As a result, rather than using production of natural gas in the world or in the U.S. to assign a weight to the natural gas contract in ICE BofAML, the Index Administrator has aggregated U.S., Canadian, Mexican and U.K. natural gas production.  Similarly, the Index Administrator found that U.S. livestock prices can be affected by local issues such as disease and trade restrictions, so it limited the livestock component of ICE BofAML to production of cattle and hogs in the U.S., instead of using global production weights.

Also, certain commodities are derived from other commodities in various forms.  For example, gasoline and heating oil are produced from crude oil, and, because livestock feed on corn and other grains, they are to an extent derived from agricultural commodities.  To avoid “double counting” of such commodities like crude oil or grains used as livestock feed, the Index Administrator differentiates between “upstream” and “downstream” commodities and adjusts the global production quantity of the Index Commodities accordingly.

As a sub-index of the ICE BofAML Index, the exact weighting of each of the Index Components is the weight of such Index Component in the ICE BofAML Index divided by the weight of the Grains Sector in ICE BofAML Index (15.83%).

Market Sectors

The weight of any given Market Sector in ICE BofAML is capped at 60% of the overall ICE BofAML and a minimum weight of 3% is applicable to each Market Sector.  Even though ICE BofAML is designed to reflect the significance of the underlying commodities in the global economy, each Market Sector maintains these limits in an attempt to control volatility.

The weights of the Market Sectors and Index Components for 2019, announced in January 19 of 2019,were:

Market Sector	Weight*
Energy	60.00
Base Metals	13.69
Grains	14.43
Livestock	3.00
Precious Metals	5.73
Soft Commodities & Others	3.14

* Subject to rounding

Index Component	Market Sector	Weight
WTI-ICE	Energy	6.33%
Gasoline ( RBOB)	Energy	11.42%
Gasoil	Energy	11.99%
Corn	Grains	5.31%
Copper	Base Metals	6.15%
Wheat	Grains	5.00%
Gold	Precious Metals	5.15%
Soybeans	Grains	1.50%
Aluminum	Base Metals	4.79%
Sugar	Soft Commodities & Others	2.10%
Natural Gas	Energy	2.59%
Live Cattle	Livestock	2.07%
Brent	Energy	27.67%
Nickel	Base Metals	1.01%
Zinc	Base metals	1.75%
Coffee	Soft Commodities & Others	1.04%
Lean Hogs	Live Stock	0.93%
Soybean Meal	Grains	2.63%
Silver	Precious Metals	0.59%
Cotton	Soft Commodities & Others	0.00%

Rolling

Each ICE BofAML  Component is rolled into the next available contract month in advance of the month in which expiration of the contract occurs.  The rolling process takes place over a fifteen business day period (each a “Roll Day”) during each month prior to the relevant expiration month for each contract, which the Index Administrator believes will reduce the impact that the roll might have on the market.   The rolling of contracts is effected on the same days for all ICE BofAML  Components, regardless of exchange holiday schedules, emergency closures or other events that could prevent trading in such contracts though the Index Administrator reserves the right to delay the rolling of a particular contract under extraordinary circumstances.  If an Index Market Disruption Event (defined below) occurs on a Roll Day, then each contract in the affected commodity will have its rolling postponed, while contracts in the unaffected commodities will roll as previously defined. The postponed portion will roll on the first day on which the Index Administrator is open for business, not affected by an Index Market Disrupted Event. In the event of an Index Market Disruption Event index calculations are adjusted to reflect the postponed roll.

“Index Market Disruption Event” means the occurrence on any business day of any one or more of the following circumstances:

1. Selected Exchange is not open for trading due to an exchange holiday.

2. A material limitation, suspension, or disruption of trading in one or more futures contracts included in the Index which results in a failure by the exchange on which each applicable futures contract is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues.

3. The exchange published settlement price for any futures contract included a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules.

4. Failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any futures contract included in the Index.

5. A suspension of trading in one or more futures contracts included in the Index, for which the trading does not resume at least ten minutes prior to the scheduled or rescheduled closing time.

Index Oversight

The Advisory Committee, comprised of individuals internal and external to the Index Administrator, is expected to assist the Index Administrator in connection with the application of ICE BofAML principles, advise the Index Administrator on the administration and operation of ICE BofAML, and make recommendations to the Index Administrator as to any modifications to ICE BofAML methodology that may be necessary or appropriate. The Advisory Committee acts solely in an advisory and consultative capacity, with all decisions relating to the composition, calculation and operation of ICE BofAML made by the Index Administrator.

The Advisory Committee is scheduled to meet once a year and may meet more often at the request of the Index Administrator.  The Advisory Committee will advise the Index Administrator with respect to the inclusion/exclusion of any of the exchanges and contracts in ICE BofAML, any changes to the composition of the ICE BofAML or in the weights of the ICE BofAML Components, and any changes to the calculation procedures applicable to ICE BofAML.  However, all final decisions relating to the composition, calculation and operation of ICE BofAML are made by the Index Administrator.

The Index Administrator reserved its right to modify the principles underlying the Index.

License Agreement

BofAS has a licensing agreement with ICE to allow use of the Index.

ICE is under no obligation to continue the Index. The Securities are not sponsored, endorsed, sold or promoted by ICE. No inference should be drawn from the information contained in this pricing supplement that ICE makes any representation or warranty, implied or express, to SEK, the holder of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities in particular or the ability of the Securities to track general commodity market performance. ICE has no obligation to take the needs of any parties to transactions involving the Index, including SEK and the holders of the Securities, into consideration in determining, composing, reweighting or making any other changes to the Index. ICE is not responsible for, and has not participated in the determination of the timing of, prices for, or quantities of, the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be settled in cash. ICE has no obligation or liability in connection with the administration or marketing of the Securities.

ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)—Total Return are not sponsored, endorsed, sold or promoted by ICE or any of its affiliates.

ICE, AS INDEX ADMINISTRATOR, MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO HOLDERS OF THE SECURITIES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF PURCHASING THE SECURITIES, PARTICULARLY, OR THE ABILITY OF THE INDEX TO TRACK GENERAL COMMODITY MARKET PERFORMANCE.  THE INDEX IS DETERMINED, COMPOSED AND CALCULATED BY THE INDEX ADMINISTRATOR WITHOUT REGARD TO THE SECURITIES.  THE INDEX ADMINISTRATOR HAS NO OBLIGATION TO TAKE THE NEEDS OF ANY PARTIES TO TRANSACTIONS INVOLVING THE INDEX, INCLUDING SEK AND THE HOLDERS OF THE SECURITIES INTO CONSIDERATION IN DETERMINING, COMPOSING, REWEIGHTING OR MAKING ANY OTHER CHANGES TO THE INDEX.  THE INDEX ADMINISTRATOR IS NOT RESPONSIBLE FOR AND HAS NOT PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT OR QUANTITIES OF THE SECURITIES TO BE ISSUED.  THE INDEX ADMINISTRATOR HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE ADMINISTRATION AND MARKETING OF THE SECURITIES.

ICE, AS INDEX ADMINISTRATOR, IN ITS CAPACITIES AS INDEX ADMINISTRATOR WITH RESPECT TO THE INDEX, DOES NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN.  ICE, AS INDEX ADMINISTRATOR, MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY PURCHASERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN FOR ANY USE.  ICE, AS INDEX ADMINISTRATOR, MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL ICE, AS INDEX ADMINISTRATOR, HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

The Index was launched in June 2006 and, accordingly, there is no actual historical data on the Index prior to June 2006. The following table and graph set forth the hypothetical month-end historical levels of the Index for each monthly period from January 2003 through May 2006 and actual month-end levels for each monthly period thereafter, using current weights of the Index Components. The hypothetical historical information has been prepared based on certain assumptions, including the pro-forma composition of the Index and the weights of the Index Components, and has otherwise been produced according to the current methodology described above. There can therefore be no assurance that the hypothetical historical information accurately reflects the performance of the Index had the Index been actually published and calculated during the relevant period. This data on the Index is not necessarily indicative of the future performance of the Index or what the value of the Securities may be. Any upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the Securities. Data for dates after October 2017 represent Index data after ICE became the Index Administrator. On May 10, 2019, the closing level of the Index was 45.1.

	2003	2004	2005	2006	2007	2008	2009	2010
January	72.90	91.54	63.79	66.74	86.47	135.27	89.03	73.82
February	72.35	95.59	73.32	69.55	90.33	152.29	80.56	78.08
March	70.36	102.02	71.84	66.60	81.69	141.34	86.10	71.13
April	70.68	99.16	70.01	66.74	82.72	136.89	87.31	75.36
May	77.36	92.49	73.67	70.24	88.07	134.72	99.41	70.72
June	72.85	84.94	71.41	68.48	91.47	157.35	83.31	70.29
July	75.06	74.21	73.36	67.69	92.95	135.66	81.63	84.52
August	82.71	76.17	65.91	67.07	104.24	131.93	76.67	85.94
September	79.85	69.02	66.57	70.26	122.45	109.95	73.63	91.05
October	86.81	69.65	63.48	81.34	113.61	91.07	78.60	101.21
November	86.93	65.80	61.65	88.36	119.99	85.24	87.76	95.35
December	85.76	67.04	66.47	86.89	127.03	94.46	84.25	109.11

	2011	2012	2013	2014	2015	2016	2017	2018	2019
January	113.39	93.97	112.65	86.14	73.20	65.68	60.48	55.19	52.53
February	114.51	96.09	106.11	92.70	75.79	62.17	61.43	58.98	49.35
March	110.95	96.47	103.95	101.89	73.43	63.59	58.64	57.33	48.54
April	114.38	96.34	104.26	105.33	69.75	69.41	58.12	59.59	46.70
May	112.92	91.71	106.85	95.24	67.75	71.09	57.84	59.64
June	97.91	105.32	99.29	86.80	82.12	68.90	62.56	53.66
July	103.63	125.66	96.11	77.90	71.05	62.36	60.30	57.19
August	115.40	127.02	98.13	78.15	68.77	56.36	54.57	53.74
September	90.55	122.41	94.80	67.56	70.95	58.11	55.71	51.96
October	95.69	119.31	93.17	77.99	70.51	60.64	53.64	51.90
November	88.74	116.39	92.58	79.52	66.14	58.50	53.69	52.37
December	94.18	108.69	88.42	80.73	63.98	58.58	52.68	51.70

We have also provided below a comparison of the performance of the Index and the S&P GSCITM Grains Total Return Index (the “S&P Grains Index” or “SPGCGRTR”) for the period starting January 2, 2003 and ending May 9, 2019.  We believe that this comparison is useful to inform you how the Index has performed as compared to other market measures.  Each of the Index and the S&P Grains Index has been rebased to 100 as of January 2, 2003.  The historical levels of the Index and the S&P Grains Index do not give an indication of future performance of the Index or that the relationship between the past performance of the Index relative to the S&P Grains Index will continue in the future.  There can be no assurance that the future performance of the Index will result in holders of the Securities receiving a positive return on their investment.

Source: Bloomberg

VALUATION OF THE SECURITIES

The market value of the Securities will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the Securities more than any other factor. Other factors that may influence the market value of the Securities include, but are not limited to, supply and demand for the Securities, the volatility of the Index, the market price of the Index Components, the U.S. Treasury Bill rate of interest, the volatility of commodities prices, economic, financial, political, regulatory or judicial events that affect the level of the Index or the market price of Index Components, the general interest rate environment, as well as the perceived creditworthiness of SEK. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the Securities prior to maturity.

Indicative Value

An intraday “indicative value,” which is our approximation of the value of the Securities, will be published under the Bloomberg symbol GRUIV every 15 seconds during NYSE Arca’s normal trading session from 9:30 a.m. to 4:00 p.m. Eastern time.  The actual trading price of the Securities may vary significantly from their indicative value. Additionally, BofAS expects to calculate and publish the closing indicative value of your Securities on each trading day.  The daily closing indicative value (as well as the daily closing trading price of the Securities on the NYSE) is published at the end of each trading day and available without charge on www.elementsetn.com.  In connection with your Securities, we use the term “indicative value” to refer to the value at a given time determined as follows:

Step one: Divide the Current Index Level by the Initial Index Level

Step two: Multiply the result of step one by the Principal Amount per Security;

Step three: Multiply the result of step two by the Current Fee Factor.

This may also be expressed by the following formula:

Indicative Value  =  Principal Amount per Security  X  (Current Index Level  /  Initial Index Level) X  Current Fee Factor

where:

Principal Amount per Security  =  $10;

Current Index Level  =  The most recent published  closing level of the Index;

Initial Index Level  = 146.17; and

Current Fee Factor  =  The most recent daily calculation of the fee factor with respect to your Securities, determined as described above (which, during any trading day, will be the fee factor determined on the preceding calendar day).

The Intraday indicative value is meant to approximate the value of the Securities at a particular time. There are four elements of the formula: the Principal Amount per Security, the Initial Index Level, the Current Index Level and the Current Fee Factor. Because the first two elements of the formula are fixed and the Current Index Level and Current Fee Factor are variable, the intraday indicative value translates the change in the Index level over time, as measured at the date of measurement, into an approximation of the expected value of the Securities, after taking the fee factor into account. The intraday indicative value may be useful as an approximation of what price an investor in the Securities would receive if the Securities were to be repurchased or if they matured, each at the time of measurement. The intraday indicative value may be helpful to an investor in the Securities when comparing it against the Securities’ trading price on the NYSE and the most recently published level of the Index.

The indicative value calculation will be provided for reference purposes only.  It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your Securities, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads. The actual trading price of the Securities may vary significantly from their indicative value.

As discussed in “Specific Terms of the Securities — Payment Upon Repurchase”, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities.  If you elect to offer your Securities to SEK for repurchase, you must offer at least $5,000,000 principal amount of Securities at one time for repurchase by SEK on any repurchase date during the term of the Securities.  If you offer your Securities for repurchase on a particular repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.  The weekly repurchase value is intended to induce arbitrageurs to counteract any trading of the Securities at a premium or discount to their indicative value, though there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

If you want to sell your Securities but are unable to meet the minimum repurchase requirements to have SEK repurchase your securities, or are unwilling to wait for a repurchase date, you may sell your Securities into the secondary market at any time, subject to the risks described under “Risk Factors — The Market Value of the Securities May be Influenced by Many Unpredictable Factors, Including Volatile Commodities Prices” and “— There May Not Be a Trading Market in the Securities; Sales in the Secondary Market May Result in Significant Losses.” Also, the price you may receive for the Securities in the secondary market may differ from, and may be significantly less than, their weekly repurchase value.

SPECIFIC TERMS OF THE SECURITIES

In this section, references to “holders” mean those who own the Securities registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Securities registered in street name or in the Securities issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Securities should read the sections entitled “Description of the Notes—Form of the Notes” in the accompanying prospectus supplement.

The accompanying prospectus and prospectus supplement contain a detailed summary of additional provisions of the Securities and of the indenture, dated as of August 15, 1991, as supplemented by the Supplemental Indenture dated as of June 2, 2004, a Second Supplemental Indenture dated as of January 30, 2006, a Third Supplemental Indenture dated as of October 23, 2008 and a Fourth Supplemental Indenture dated as of March 8, 2010 between SEK and The Bank of New York Mellon Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee (referred to as the trustee), under which the Securities will be issued (the indenture). This is the same indenture under which we issued Securities relating to Registration Statement No. 333-131369, Registration Statement No. 333-156118, Registration Statement No. 333-17820 and Registration Statement No. 333-199784.  You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to SEK on the front cover of this pricing supplement relates only to the initial sale of the Securities. If you have purchased the Securities after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not pay you interest during the term of the Securities.

Denomination

We will offer the Securities in denominations of $10 stated principal amount.

Payment at Maturity

If you hold your Securities to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the level of the Index from the inception date to the value calculated on the final valuation date. Your cash payment at maturity will be equal to the principal amount of your Securities times the index factor calculated on the final valuation date times the fee factor on the final valuation date.

The index factor calculated on the final valuation date will equal the average of the closing levels of the Index for the five trading days immediately prior to and including the final valuation date (the “calculation period”) divided by the initial index level. The initial index level is equal to 146.17.  This represents an adjusted level of the Index on the inception date due to a market disruption event (as described herein) with respect to the futures contract on wheat, an Index Component. The initial index level was determined by reference to the values of the Index Components unaffected by the market disruption event on the inception date and by reference to the value of the wheat futures contract on February 11, 2008, the first trading day after the inception date on which there was no market disruption event occurring with respect to that futures contract.

If a market disruption event with respect to an Index Component occurs and is occurring during the calculation period, then the level of the Index will be calculated by reference to the values of the Index Components unaffected by the market disruption event on the scheduled trading days during the calculation period and by reference to the values of the affected Index Components on the trading days during the calculation period when there is no market disruption event occurring.  If a market disruption event occurs or is occurring on any scheduled trading day during the calculation period, the value of the affected Index Component on such trading day will be the value of the affected Index Component on the next trading day on which no market disruption event occurs or is occurring with respect to such Index Component.  If a market disruption event occurs or is occurring on the final valuation date, the calculation agent will postpone the final valuation date until the next trading day when there is no market disruption event occurring with respect to such Index Component, but in no event will the final valuation date be postponed by more than five scheduled trading days.  If a market disruption event with respect to an Index Component continues for five scheduled trading days after the scheduled final valuation date, then the level of the Index will be calculated by reference to the value of such affected Index Component for the applicable scheduled trading days on which a market disruption event was occurring, determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the final valuation day, as postponed. If the final valuation date is postponed due to a market disruption event as described above, the maturity date will also be postponed by an equal number of business days up to five business days.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the final valuation date divided by 365. The annual investor fee is equal to 0.75%.

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your Securities for repurchase by SEK on any repurchase date during the term of the Securities. If you choose to offer your Securities for repurchase, you must offer at least $5,000,000 principal amount of Securities to SEK for repurchase on any repurchase date. If you offer at least $5,000,000 principal amount of Securities to SEK for repurchase and fulfill the repurchase procedures described below for a repurchase date, SEK will be obligated to repurchase your Securities, and on the repurchase date, you will receive a cash payment on such date in an amount equal to the weekly repurchase value, which is the principal amount of your Securities times the index factor on the relevant valuation date times the fee factor on the relevant valuation date.

The index factor on the relevant valuation date is the closing level of the Index on that day divided by the initial index level. The initial index level is equal to 146.17.  This represents an adjusted level of the Index on the inception date due to a market disruption event (as described herein) with respect to the futures contract on wheat, an Index Component. The initial index level was determined by reference to the values of the Index Components unaffected by the market disruption event on the inception date and by reference to the value of the wheat futures contract on February 11, 2008, the first trading day after the inception date on which there was no market disruption event occurring with respect to that futures contract.

The fee factor is equal to one minus the product of (i) the annual investor fee and (ii) the number of days elapsed from the inception date to and including the applicable valuation date divided by 365. The annual investor fee is equal to 0.75%.

A valuation date is each Tuesday from May 13, 2008 to February 7, 2023 (which is referred to as the final valuation date) inclusive or, if such date is not a trading day, the next succeeding trading day, unless the calculation agent reasonably determines that a market disruption event occurs or is continuing on that day in respect to an Index Component. The weekly scheduled valuation date may be postponed due to a market disruption event with respect to an Index Component up to four scheduled trading days.  If a market disruption event with respect to an Index Component occurs, the level of the Index with respect to such repurchase date will be calculated by reference to the values of the unaffected Index Components on the scheduled weekly valuation date and by reference to the values of the affected Index Components on the first trading day after the scheduled valuation date on which no market disruption event occurs or is continuing, up to four scheduled trading days after the scheduled valuation date. If a market disruption event with respect to an Index Component is continuing after four scheduled trading days, the level of the Index for such weekly repurchase date will be calculated by reference to the value of the affected Index Component determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the fourth scheduled trading day after the scheduled valuation date, which shall be such weekly valuation date, as postponed. If the valuation date is postponed due to a market disruption event with respect to an Index Component, the repurchase date will also be postponed by an equal number of business days.

A repurchase date is the fourth business day following a valuation date.  The first weekly repurchase date was May 19, 2008.  Unless the scheduled repurchase date is postponed due to a market disruption event as described above, the final day on which SEK will repurchase your Securities will be January 30, 2023.

In the event that payment upon repurchase by SEK is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

The Securities are not redeemable at the option of SEK.  However, the indenture under which the Securities are issued permits us to elect to redeem the Securities upon the occurrence of a change in Swedish tax law requiring us to withhold amounts payable on the Securities in respect of Swedish taxes and, as a result, to pay additional amounts. See “Description of Debt Securities —Optional Redemption Due to Change in Swedish Tax Treatment” in  the accompanying prospectus.

Repurchase Procedures

You may, subject to the minimum repurchase amount described above, elect to offer your Securities to SEK for repurchase on any repurchase date during the term of the Securities. If you wish to offer your Securities to SEK for repurchase, you and your broker must follow the following procedures:

•                       your broker must deliver an irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to BofAS by 5:00 p.m., New York City time, on the fifth scheduled business day before the applicable valuation date prior to the applicable repurchase date. You must offer $5,000,000 principal amount or more of your Securities for repurchase by SEK on any repurchase date. BofAS must acknowledge receipt from your broker in order for your offer to be effective;

•                       your broker must book a delivery vs. payment trade with respect to your Securities on the applicable valuation date at a price equal to the applicable weekly repurchase value, facing BofAS; and

•                       your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable repurchase date (the fourth business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the Securities in respect of such deadlines. If BofAS does not receive your offer for repurchase from your broker or DTC participant by 5:00 p.m., on the fifth scheduled business day prior to the applicable valuation date, your offer will not be effective and we will not accept your offer to us to repurchase your Securities on the applicable repurchase date.  Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

Market Disruption Event

As set forth under “— Payment at Maturity” and “— Payment Upon Repurchase” above, the calculation agent will determine the level of the Index on each valuation date, including the final valuation date. As described above, a valuation date may be postponed and thus the determination of the level of the Index may be postponed if the calculation agent reasonably determines that, on a valuation date, a market disruption event has occurred or is continuing in respect of an Index Component.

Any of the following will be a market disruption event:

•                       a material limitation, suspension or disruption in the trading of any Index Component which results in a failure by the trading facility on which the relevant contract is traded to report a daily contract reference price (the price of the relevant contract that is used as a reference or benchmark by market participants);

•                       the daily contract reference price for any Index Component is a “limit price”, which means that the daily contract reference price for such contract has increased or decreased from the previous day’s daily contract reference price by the maximum amount permitted under the applicable rules or procedures of the relevant trading facility;

•                       failure of the applicable trading facility or other price source to announce or publish the daily contract reference price for one or more Index Components; or

•                       any other event, if the calculation agent reasonably determines, after consultation with SEK and the hedge counterparties and agreement among such parties, that the event materially interferes with our hedge counterparties’ ability to unwind all or a material portion of a hedge with respect to the Securities that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

The following events will not be market disruption events:

•                       a limitation on the hours or numbers of days of trading on a trading facility on which any Index Component is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•                       a decision by a trading facility to permanently discontinue trading in any Index Component.

Default Amount on Acceleration

If an event of default occurs and the maturity of the Securities is accelerated, we will pay the default amount in respect of the principal of each Security at maturity. We describe the default amount below under “— Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the Securities are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each Security outstanding as the principal amount of that Security. Although the terms of the Securities may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the Securities. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture.

Default Amount

If a holder of a Security accelerates the maturity of the Security upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be the weekly repurchase value determined by the calculation agent on the next valuation date.

Further Issuances

We have since the inception date and may in the future, from time to time, without your consent, create and issue additional securities having the same terms and conditions as the Securities.  If there is substantial demand for the Securities, we may issue additional securities frequently.  We may consolidate the additional securities to form a single class with the outstanding Securities.  Requests for additional distributions may be made to BofAS but acceptance of such requests will be at SEK’s discretion and SEK will be under no obligation to accept such requests.

Discontinuance or Modification of the Index

If the Index Administrator reasonably determines that it is necessary to discontinue publication of the Index and the Index Administrator or any other person or entity publishes an index that the calculation agent, after consultation with SEK, reasonably determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the level of the Index on the applicable valuation date and the amount payable at maturity or upon repurchase by SEK by reference to such successor index for the period following the discontinuation of the Index.

If the calculation agent reasonably determines that the publication of the Index is discontinued and that there is no successor index, the calculation agent, after consultation with SEK, will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent reasonably determines that the Index, the Index Components or the method of calculating the Index has been changed at any time in any significant respect — including any addition, deletion or substitution and any reweighting of Index Components, and whether the change is made by the Index Administrator under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the Index Components, or is due to any other reason — then the calculation agent, after consultation with SEK, will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it reasonably believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date or upon repurchase by SEK replicates as fully as possible the economic character of the Index.

All determinations and adjustments to be made by the calculation agent with respect to the level of the Index and the amount payable at maturity or upon repurchase by SEK or otherwise relating to the level of the Index may be made in the calculation agent’s reasonable discretion.  The calculation agent shall make all determinations and adjustments such that, to the greatest extent possible, the fundamental economic terms of the Index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the Securities at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Securities are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agent

BofAS will serve as the calculation agent. The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the Securities, including at maturity or upon repurchase by SEK, market disruption events, business days, trading days, the fee factor, the index factor, the default amount, the initial index level, the final index level, the closing level of the Index on any valuation date, the maturity date, repurchase dates, the amount payable in respect of your Securities at maturity or upon repurchase by SEK and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the Securities through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the Securities and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Securities for the purposes we describe in the attached prospectus under “Use of Proceeds.”

In connection with the sale of the Securities in the past, we have entered into hedges with a counterparty that is an affiliate of BofAS to hedge our obligations under the Securities.  We may enter into further hedges with such counterparty or other counterparties in the future. Such counterparty may execute transactions that may involve purchases of instruments linked to the Index prior to or on the inception date. In addition, from time to time after we issue the Securities, such counterparty may enter into additional hedging transactions or unwind those hedging transactions they previously entered into. In this regard, such counterparty may:

•                       acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to some or all of the Index Components (including the underlying physical commodities) or the Index;

•                       acquire or dispose of long or short positions in listed or over-the-counter options, futures or other instruments linked to the level of other similar market indices, contracts or commodities; or

•                       any combination of the above two.

Such counterparty may acquire a long or short position in securities similar to the Securities from time to time and may, in our or their sole discretion, hold or resell those securities.

Such counterparty may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of listed or over-the-counter options or futures on Index Components (including the underlying physical commodities) or listed or over-the-counter options, futures, or other instruments linked to the level of the Index Components or the Index, as well as other indices designed to track the performance of the Index or other components of the commodities market.

The hedging activity discussed above may adversely affect the level of the Index Components or the Index and, as a consequence, the market value of the Securities and the amount payable at maturity or upon repurchase by SEK. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities by a holder who purchases Securities in the initial offering at their original offering price and holds the Securities as capital assets.  This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and proposed Treasury regulations issued under the Code, IRS rulings and pronouncements and judicial decisions now in effect, all of which may change, possibly with retroactive effect.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as holders to whom special tax treatment applies, including (1) banks, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or currencies, tax-exempt organizations, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes (or partners therein) (2) persons holding Securities as part of a straddle, hedge, conversion transaction or as part of a “synthetic security” or other integrated investment, (3) persons subject to the alternative minimum tax, U.S. expatriates, nonresident alien individuals present in the United States for more than 182 days in a taxable year, or persons whose functional currency is not the U.S. dollar, or (4) traders in securities that elect to use a mark to market method of accounting for their securities holdings.

This summary addresses only U.S. federal income tax consequences, and does not address consequences arising under state, local, foreign tax laws or the Medicare tax on net investment income.  Investors should consult their own tax advisors in determining the tax consequences to them of holding the Securities under such tax laws, as well as the application to their particular situation of the U.S. federal income tax considerations discussed below.

“U.S. holder” means a beneficial owner of the Securities that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a U.S. domestic corporation or (iii) any other entity or person generally subject to U.S. federal income tax on a net income basis in respect of the Securities. A “non-U.S. holder” means a beneficial owner of the Securities that is an individual, corporation, foreign estate, or foreign trust, that is not a U.S. holder.

No statutory, administrative or judicial authority directly addresses the treatment of holders of Securities for U.S. federal income tax purposes.  As a result, no assurance can be given that the IRS or a court will agree with the tax consequences described in this discussion.  A differing treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the Securities.  Prospective investors are urged to consult their own tax advisors with respect to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Securities in light of their own particular circumstances, as well as the effect of any state, local or foreign tax laws.

Consequences to U.S. holders

We intend to take the position that the Securities will be treated for U.S. federal income tax purposes as prepaid forward contracts to purchase the Index and, by purchasing a Security, you will be deemed to have agreed to that treatment.  The remainder of this discussion assumes that the Securities will be so treated.  We also will take the position that at the time of issuance of your Security you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your Security to assure the fulfillment of your purchase obligation, which deposit will be non-interest bearing and will be unconditionally and irrevocably applied at the maturity date to satisfy that obligation at the maturity date.  Although you will be obligated to treat the purchase price as a deposit for U.S. federal income tax purposes, the cash proceeds that we will receive from the offering will not be segregated by us during the term of your Security, but instead will be commingled with our other assets.

Sale, exchange or other taxable disposition of Securities.  A U.S. holder’s initial tax basis in the Securities will be the price at which the U.S. holder purchased the Securities.  Upon the sale, exchange or other disposition of Securities in a taxable disposition, the holder generally will recognize gain or loss equal to the difference between the proceeds received (including amounts received at maturity) and the holder’s adjusted tax basis in the Security.  Under the treatment agreed to above, the gain or loss generally should be capital gain or loss.  The gain or loss generally will be long-term capital gain or loss if the U.S. holder held the Security more than one year immediately before the disposition.  Long-term capital gains of individuals are eligible for reduced rates of taxation.  The deductibility of capital losses is subject to limitations.

Possible alternative treatment.  It is possible that the IRS could seek to characterize the Securities in a manner that results in tax consequences different from those described above.  For instance, the IRS could seek to tax a holder of the Securities in a manner consistent with the taxation of a direct investment in the Index Components.  In addition, under alternative characterizations of the Securities, it is possible, for example, that the Securities could be treated as contingent payment debt instruments, or as including a debt instrument and a forward contract or two or more options. Under these alternative characterizations, the timing and character of income from the Securities could differ substantially.

Regulatory and Legislative Developments Related to Taxation of Prepaid Forward Contracts. It is possible that future legislation would cause U.S. holders of prepaid forwards to be subject to tax on a mark-to-market basis, or that future legislation, regulations or other IRS guidance would require U.S. holders of prepaid forwards to recognize income on a current basis at ordinary rates (as opposed to capital gains rates), possibly in excess of any amounts paid currently. It is also possible that U.S. holders of prepaid forwards could be required to treat the Securities in another matter that significantly differs from the agreed-to treatment discussed above. It is impossible to predict how future legislation or regulatory changes would impact the treatment of prepaid forward contracts. Prospective investors are encouraged to consult their own tax advisors about the potential impact of proposed legislative and regulatory changes in the taxation of derivatives contracts and commodities positions, and the likelihood that any of the foregoing may take effect.

U.S. holders are urged to consult their tax advisors regarding the potential effects of the foregoing developments on the tax treatment of the Securities.

Backup withholding tax and information reporting.  Information returns will be filed with the IRS in connection with payments on the Securities made to certain U.S. holders. In addition, payments on the Securities and the proceeds received from the sale of Securities will be subject to information reporting and may also be subject to U.S. federal backup withholding tax if the U.S. holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements.  Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability if the holder provides the required information to the IRS.

Consequences to non-U.S. holders

Gain or loss on disposition.  Subject to the discussion below under “Information reporting and backup withholding” and “FATCA,” a non-U.S. holder will generally not be subject to U.S. federal income tax, including withholding taxes, on gain realized on the sale, exchange, maturity or repurchase by SEK of a Security.

Information reporting and backup withholding.  In general, backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as our paying agents, to a non-U.S. holder as long as the income associated with the payments is otherwise exempt from U.S. federal income tax and the holder has provided the required certification that it is a non-U.S. holder, unless either we or our paying agent has actual knowledge that the holder is a U.S. person.  The amount of any backup withholding from a payment to a non-U.S. taxpayer will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to the Foreign Account Tax Compliance Act (“FATCA”), holders and beneficial owners of the Securities may be required to provide to a financial institution in the chain of payments on the Securities information and tax documentation regarding their identities, and in the case of a holder that is an entity, the identities of their direct and indirect owners, and this information may be reported to relevant tax authorities, including the IRS.  Moreover, starting at the earliest on  the date that is two years after the date of publication in the United States Federal Register of final regulations defining the term “foreign passthru payment” we, the paying agents, and other financial institutions through which payments are made, may be required to withhold U.S. tax at a 30% rate on “foreign passthru payments” paid to an investor who does not provide information sufficient for the institution to determine whether the investor is a U.S. person or should otherwise be treated as holding a “United States account” of the institution, or to an investor that is, or holds the Securities directly or indirectly through, a non-U.S. financial institution that is not in compliance with FATCA.  Under a grandfathering rule, this withholding tax will not apply unless the Securities are issued or materially modified after the date that is six months after the date on which final United States Treasury Regulations defining the term “foreign passthru payment” are filed with the United States Federal Register.  If U.S. withholding tax were to be deducted or withheld from payments on any Securities as a result of a failure by an investor (or by an institution through which an investor holds the Securities) to comply with FATCA, neither we nor any paying agent nor any other person would, pursuant to the terms of the Securities, be required to pay additional amounts as a result of the deduction or withholding of such tax.  These requirements may be modified by the adoption or implementation of an intergovernmental agreement between the United States and another country.  Prospective investors should consult their own tax advisers about how FATCA may apply to their investment in the Securities.

Prospective purchasers of the Securities should consult their own tax advisors concerning the tax consequences, in light of their particular circumstances, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Securities.

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and Nuveen Investments, acting as our agents, sold the Securities on the inception date directly to investors and to dealers acting as principals at 100% of their stated principal amount. Since the inception date, additional Securities have been and may in the future continue to be offered and sold from time to time through BofAS, acting as our agent, to investors and to dealers acting as principals for resale to investors.  We have in the past and we will in the future receive proceeds equal to 100% of the offering price of the Securities sold after the inception date.  We will deliver the Securities against payment therefor on a date that is greater than two business days following the date of sale of any Securities.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities that are to be issued more than two business days prior to the related issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BofAS and each dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of securities.

Broker-dealers may make a market in the Securities, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell a Security covered by this prospectus that they acquire from other holders after the original offering and sale of the Securities, or they may sell a Security covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the Securities in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act. Among other activities, broker-dealers and other persons may make short sales of the Securities and may cover such short positions by borrowing Securities from us or our affiliates or by purchasing Securities from us or our affiliates subject to our obligation to repurchase such Securities at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time.  A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of Securities by market participants who cover their short positions with Securities borrowed or acquired from us or our affiliates in the manner described above.

SEK has retained BofAS, a FINRA member, to provide certain services relating to the distribution of the Securities. BofAS and its affiliates will be paid a fee for their services, from the investor fee, equal to 0.45% per annum. The amount of the fees that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the Securities.

From time to time, BofAS and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees.

As of May 13, 2019, the business of MLPF&S has been reorganized into two affiliated broker-dealers:  MLPF&S and a new broker-dealer, BofAS.  BofAS is the new legal entity for the institutional services that had been provided by MLPF&S. This transfer of MLPF&S’s institutional services to BofAS occurred as of the Transfer Date. MLPF&S assigned its rights and obligations as selling agent for the notes under our distribution agreement to BofAS effective as of the Transfer Date.

LEGAL MATTERS

Cleary Gottlieb Steen & Hamilton LLP has acted as special tax counsel to SEK and has acted as special United States counsel to the agent.

ANNEX A

FORM OF OFFER FOR REPURCHASE

[PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER]

Dated:

BofA Securities, Inc., as Calculation Agent (“BofAS”)

Fax: (212) 738-1747

Re: ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)— Total Return due 2023 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (the “ELEMENTS”)

The undersigned beneficial owner hereby irrevocably offers to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (“SEK”) the right to repurchase the ELEMENTS in the amounts and on the date set forth below.

Name of beneficial holder:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid.):

Applicable valuation date:          , 20

Applicable repurchase date:           , 20

Contact Name:

Telephone #:

My ELEMENTS are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ELEMENTS):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ELEMENTS specified above will not be repurchased unless (i) this offer, as completed and signed by the DTC Participant through which my ELEMENTS are held (the “DTC Participant”), is delivered to BofAS by the close of business five business days prior to the applicable valuation date, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing BofAS, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to BofAS as booked for settlement via DTC at or prior to 10:00 a.m. on the applicable repurchase date.

The undersigned acknowledges that the repurchase obligation is solely an obligation of SEK and BofAS is acting only to facilitate the repurchase by SEK and that repurchase is conditioned upon receipt by BofAS of funds from SEK.

[Beneficial Holder]

A-1

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ELEMENTS ARE HELD AND DELIVERED TO BofAS BY THE CLOSE OF BUSINESS FIVE BUSINESS DAYS PRIOR TO THE APPLICABLE VALUATION DATE

[PART B: TO BE COMPLETED BY BROKER]

BROKER’S CONFIRMATION OF REPURCHASE

Dated:

BofA Securities, Inc., as Calculation Agent

Re: ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)— Total Return due 2023 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) (the “ELEMENTS”)

Dear Sirs:

The undersigned holder of ELEMENTSSM Linked to the ICE BofAML Commodity index eXtra (GRains)— Total Return due 2023 issued by Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) CUSIP No. 870297215 (the “ELEMENTS”) hereby irrevocably offers to Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation) the right to repurchase, on the Repurchase Date of          , with respect to the number of the ELEMENTS indicated below as described in the pricing supplement relating to the ELEMENTS (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the number of ELEMENTS specified below at a price per ELEMENT equal to the repurchase value, facing BofA Securities, Inc., DTC #161 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Principal amount of ELEMENTS offered for repurchase (You must offer at least 500,000 ELEMENTS ($5,000,000 principal amount) for repurchase at one time for your offer to be valid.):

DTC # (and any relevant sub-account):

A-2

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone #:

Aggregate Value of the ELEMENTS:

DTC participant for settlement on behalf of the beneficial owner of the ELEMENTS:

Contact BofA Securities, Inc. for settlement details.

Name:

Telephone:

B-1

ELEMENTSSM

Linked to the

ICE BofAML Commodity index eXtra (GRains)— Total Return

due February 14, 2023

PRICING SUPPLEMENT

Dated May 14, 2019

BofA Merrill Lynch

as Agent for

ELEMENTSSM and  are service marks of Bank of America Corporation.